Exhibit 99.2

CONFERENCE CALL TRANSCRIPT

NATUS MEDICAL INCORPORATED

(NASDAQ:BABY)

Q1 2006 EARNINGS CONFERENCE CALL EVENT

DATE/TIME: MAY. 02. 2006 / 9:00AM ET

CORPORATE PARTICIPANTS

Brienne Fisher

Natus Medical Incorporated - Director Legal Services

Jim Hawkins

Natus Medical Incorporated - President, CEO

Steve Murphy

Natus Medical Incorporated - VP Finance, CFO

Ken Traverso

Natus Medical Incorporated - VP Sales, Marketing

CONFERENCE CALL PARTICIPANTS

Matt Dolan

Roth Capital Partners - Analyst

Dan Owczarski

Soleil-Belmont Harbor Capital - Analyst

Patrick Winton

Sterne Agee & Leach - Analyst

Joshua Zable

Natexis Bleichroeder - Analyst

David Nierenberg

Nierenberg Investment Management - Analyst

Kevin Kotler

Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by and welcome to the Natus Medical 2006 first-quarter financial results conference call. At this time all participants are in a listen-only mode. Later we will conduct a question-and-answer session. (OPERATOR INSTRUCTIONS) As a reminder, this conference call is being recorded today May 2, 2006 and contains time-sensitive information that is accurate only as of today. I would now like to turn the call over to Brienne Fisher at Natus Medical. Please go ahead.

Brienne Fisher - Natus Medical Incorporated - Director Legal Services

This is Brienne Fisher, Director of Legal Services with Natus Medical and thank you all for participating in this morning’s call. Earlier today Natus Medical released financial results for the 2006 first quarter. If you have not received the news release or if you would like to be added to the Company’s distribution list, please call Natus Medical in San Carlos, California at 650-802-0400 or email your request to Investor Relations at Natus.com. This call is being broadcast live over the Internet at www.Natus.com and a replay of the call will be available on the Company’s website for the next 90 days. In terms of structure for today’s call Jim Hawkins, President and Chief Executive Officer of Natus will present opening comments; then Steve Murphy, our Chief Financial Officer, will summarize our financial results. And then Jim will conclude the prepared remarks with comments about our strategy and our financial guidance for 2006. Ken Traverso, our Vice President of sales and marketing is also here and will join in answering any questions. I would like to remind you that some of the information to be furnished in today’s session will constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those focused on future performance, results, plans and events and include our expected results for 2006. We remind you that our future results may differ materially from these forward-looking statements due to a number of risk factors. For a description of the relevant risks and uncertainties that may affect our business see our periodic reports on form 10-K and 10-Q filed with the Securities and Exchange Commission. I would like to turn the call over to Jim Hawkins, President and Chief Executive Officer of Natus.

Jim Hawkins - Natus Medical Incorporated - President, CEO

Thank you, Brienne. I am exceptionally pleased to report that during the first quarter we exceeded our forecast in both revenues and income before taxes. It was truly a great quarter. We achieved our financial goal of sustained profitability while increasing revenue and controlling costs. Among our financial highlights for the quarter are the following: We reported first-quarter revenue of $19.4 million compared to $9.7 million for the first quarter in 2005. Our guidance for the first quarter of 2006 was $18.1 to $18.3 million. Gross margin improved to 62.4% for the three months ended March 31, 2006 compared with 60.1% for the first quarter of 2005. We reported non-GAAP income of $1.4 million or $0.07 per diluted share; the non-GAAP measures exclude the effect of employee equity based compensation expense and an in-process research and development charge associated with the acquisition of Bio-logic. As noted in our press release, we determined in consultation with our tax advisers and independent auditors that the application of purchase accounting rules to the Bio-logic acquisition would result in an increase to our effective tax rate for accounting purposes. This does not change our tax obligations. As a result, our effective tax rate for the first quarter of 2006 increased to 43.7% compared to 14.4% for the first quarter of 2005.

I want to make it perfectly clear that this change in our effective tax rate does not affect our ability to benefit from our deferred tax assets. The change in our effective tax rate for accounting purposes increased our tax provision by approximately $650,000 compared to the 15% tax we had expected for 2006 and cited in our previous guidance. Even with this increase we still reported non-GAAP earnings per share of $0.07. Had this change in accounting for income tax expense not occurred our non-GAAP earnings per share would have been $0.11 which exceeds the high range of the guidance we provided in February by $0.03.

The integration of Bio-logic is nearly complete. It has gone very smoothly and is ahead of schedule. We are also pleased that Bio-logic’s operating results were accretive to our earnings in the first quarter. I am also proud of everyone in the Natus and Bio-logic organizations for their willingness to implement new ideas and processes and for the sales organizations to work and grow their businesses together. We have successfully established the combined company as a dynamic, growing and very profitable medical device company. I believe we are well positioned to continue our penetration into existing markets, expand into new markets and continue to make Natus a leading medical device company. With that overview I would like to turn the call over to Steve Murphy.

Steve Murphy - Natus Medical Incorporated - VP Finance, CFO

Thank you, Jim. I will be discussing our 2006 first-quarter financial results on a basis consistent with generally accepted accounting principles in the United States, or GAAP, and certain adjustments we have made to our GAAP results that we believe aid in assessing the performance of our core business. I will also discuss the increase in our effective tax rate for accounting purposes and all per share amounts that I will present are on a fully diluted basis. On a GAAP basis we reported a net loss of $4.7 million or a loss of $0.25 per share for the first quarter of 2006 compared with net income of $910,000 or $0.05 per share for the comparable period in 2005. As Jim mentioned, we reported first-quarter revenue of $19.4 million this year, an increase of $9.7 million or 100% from revenue of $9.7 million for the first quarter of 2006. $9.4 million of this increase was attributable to sales of Bio-logic. We have adjusted our first-quarter 2006 GAAP results for two discrete items included in those results. Of greatest magnitude was a $5.9 million charge for in-process research and development associated with our acquisition of Bio-logic. This charge is related to a development project currently underway at Bio-logic for which there are technological hurdles yet to be resolved. The technology has no alternative use. Because this charge is not deductible for tax purposes, the $5.9 million charge is deemed to be on an after-tax basis. In addition, we adopted statement of financial standards 123(R), share based payment, on January 1, 2006, which requires that the value of equity based compensation be recorded as an expense in the financial statements rather than being included in the footnotes on a pro forma basis. In the first quarter 2006 we recorded $357,000 of expenses associated with the adoption of SFAS 123(R).

In our press release issued earlier today, we stated why we believe these discrete adjustments to our GAAP results provides the Company and investors a clearer representation of our actual performance. Taking these adjustments into account, we reported non-GAAP net income of $1.4 million or $0.07 per share. These measures represent increases of 56% and 40%, respectively from the amounts we reported in the first quarter of 2005 when we reported net income of $910,000 and earnings of $0.05 per diluted share. And it is important to note that for the 2006 period we recorded our provision for taxes at an effective rate of 42.7% compared to 14.7% in the 2005 period.

And now to explain more fully why our effective tax rate increased in the first quarter of 2006. The increase is a direct result of our acquisition of Bio-logic. In the years leading up to December 31, 2005 we generated tax loss and credit carryforwards for federal and state income tax reporting. We reported significant deferred tax assets associated with these carryforwards in the notes to our financial statements as of December 31, 2005. Because we had no previous history of generating taxable income, we were unable to take the full benefit of these deferred tax assets to our income statement. However, we were able to reduce our tax provision in 2005 to the extent we were able to utilize those carryforwards in that year. Mechanically this is accomplished by reversing a portion of the valuation allowance that we provide for our deferred tax assets. Had it not been for the purchase accounting of the Bio-logic acquisition, we would have been able to also offset our 2006 tax provision against those net operating loss and credit carryforwards. This is why we based the guidance we provided in February on an effective tax rate of 15%. Because of the impact of purchase accounting rules related to the acquisition, our deferred tax assets have been netted against the deferred tax liabilities generated by the purchase accounting rules. Consequently we are no longer able to offset our book tax provision against our deferred tax assets.

The change in our effective tax rate increased our provision for income tax expense by about $650,000 in the first quarter of 2005 and our earnings per share would have been $0.04 greater had our effective tax rate remained at the 15% rate that we had expected for 2006 and cited in our previous guidance. We estimate that our effective tax rate for the remainder of 2006 will be approximately 45%. This effective tax rate is higher than the statutory rate of 40.5% because of nondeductible expenses in our book income. Revenue from devices and systems contributed to 55% of total revenue for the first quarter of 2006 compared with 45% reported in the first quarter of 2005. The increase was primarily attributable to the addition of Bio-logic’s neurology and sleep diagnostic products. Revenue from U.S. operations was $14 million for the first quarter of 2006 compared with $6.1 million reported for the first quarter of 2005. Approximately 89% of the increase was attributable to Bio-logic products. Revenue from international operations increased 50% to $5.4 million for the first quarter 2006 compared with first-quarter 2005 revenue of $3.6 million. The increase was primarily attributable to sales of Bio-logic’s hearing screening and diagnostic devices. Our gross margin improved to 62.4% for the first quarter of 2006 compared to 60.1% in the same period last year. The increase in gross margin for the 2006 period was primarily attributable to the results of Bio-logic and product mix, as well as a reduction in manufacturing overhead as a percentage of revenue.

Excluding the IPR&D charge, total operating expense increased by $4.8 million to $9.8 million in the 2006 first quarter compared to $5.2 million in the prior year. Approximately $4.4 million of the increase was attributable to Bio-logic. Operating expenses of the Natus core business were up $536,000 or 11% for the 2006 quarter, however, $333,000 of this increase was attributable to equity based compensation expense related to our adoption of SFAS 123(R).

We acquired Bio-logic Systems Corp. on January 5, 2006 for cash of $68.8 million. We used our existing cash and $12.8 million of Bio-logic’s cash to complete the acquisition. We also borrowed $10 million from Wells Fargo Bank in a senior secured credit facility. Principal on this note is payable in 48 equal monthly installments however there is no prepayment penalty. The balance of the note at March 31, 2006 was approximately $9.4 million. We had approximately $10 million of cash at March 31, 2006. With that I will turn the call back to Jim.

Jim Hawkins - Natus Medical Incorporated - President, CEO

Thanks, Steve. Before opening up the call to your questions I would like to make some comments and review our guidance. Again, the change in our tax circumstance does not affect our ability to benefit from our deferred tax asset. For U.S. federal tax purposes we still expect to benefit from our net operating loss carryforwards, and for cash flow purposes nothing has changed. It is very clear to me that this tax reporting change for accounting purposes only does not change our cash flow, tax payments, earnings before tax or business prospects. As an executive that has the experience in acquiring companies, it is my strong opinion that this tax reporting change does not change the enterprise value of Natus. I remain very excited about our growth prospects that are reflected in our updated guidance. For the full year 2006 we expect revenues of $80.5 million to $82 million. This is an increase of our previous guidance which was $78 to $80 million. In addition, we increased our guidance on a before tax basis for the full year 2006. This new guidance is based on the Company reporting income before tax of $11.2 to $12.3 million. In the guidance we provided in February, the estimate of income before tax would have been $9.9 to $10.4 million had the Company included option expensing in that guidance. For the full year 2006 the Company now expects to report earnings per share of $0.30 to $0.33. Natus had previously said it expected to earn $0.49 to $0.51 per diluted share on a non-GAAP basis, because that guidance excluded stock option expensing. In addition the previous guidance was based on a lower effective tax rate.

We have also updated our second-quarter 2006 revenue guidance to $19.3 to $19.5 million, up from the previous guidance of $19 to $19.3 million. With the increase in the effective tax rate we now expect to report diluted earnings per share in the second quarter of $0.05 to $0.06. The guidance is based on our recording of approximately $360,000 of option expense and reporting income before tax of $1.8 to $2.2 million. For the third quarter of 2006 we expect to report diluted earnings per share of $0.08 to $0.09 on revenues of $20.3 to $20.5 million. This guidance includes approximately $460,000 of option expense and reporting income before taxes of approximately $2.6 to $3 million. In conclusion, Natus had a great first quarter of 2006. Both revenue and earnings came in at much higher than expected levels. Our business has never been better. The integration of Bio-logic has gone exceptionally well and we remain convinced that our growth strategy which incorporates continued internal growth and when the opportunity arises, additional strategic acquisitions that we expect to be accretive will allow Natus to continue to grow at high levels of profitability. With that said, Steve, Ken and I would be happy to take your questions.

Operator

(OPERATOR INSTRUCTIONS) Matt Dolan, Roth Capital Partners.

Matt Dolan - Roth Capital Partners - Analyst

Good morning, guys. Just a couple questions here. In terms of the tax issue in the quarter, just to get a little bit more detail, it looks like you had a $20 million NOL at year-end. Maybe Steve can give us an update here on where this stands now, including all the one time items in Q1 and how we should look at that going forward.

Steve Murphy - Natus Medical Incorporated - VP Finance, CFO

Well, we are currently in the process of doing an evaluation of our net operating loss carryforwards. There are complex rules relating to change of ownership, and those net operating losses go back to 1991. So it is a fairly complicated process to analyze those and we expect to have that completed by the time we file our 10-Q sometime next week. So I am not going to comment further on the extent of the losses only to say that we expect that there is still a substantial benefit from those tax loss carryforwards.

Matt Dolan - Roth Capital Partners - Analyst

Okay, and then on a going forward basis do you plan on distinguishing between book tax and book operating margin versus operating EPS or I guess a non-GAAP EPS in the reports in the next several quarters until this tax issue kind of balances out?

Jim Hawkins - Natus Medical Incorporated - President, CEO

Yes, we are going to explore different methods that would really make it I think a clearer picture for investors and stockholders to better evaluate the business. We could look at an EBIT type number that is something that we’ve really never looked at in the past as well. Certainly we will have GAAP and a non-GAAP number based upon stock based options expense and so we’re going to sort that out but we are going to try to give as clear a picture as possible as to the true operations and income of the business.

Matt Dolan - Roth Capital Partners - Analyst

Right. Very good. And then on the EPS guidance I am assuming we can back into this number but could you provide any type of a general estimate on what ‘06 EPS would look like given the enhanced sales and operating profit outlook that you provided in the press release?

Jim Hawkins - Natus Medical Incorporated - President, CEO

I think that, again if we looked at — I think what you are saying, Matt, is if we would have kept the approximate 15% tax rate — if we would not have had the stock option expense the way we have taken it — what would our earnings guidance would have been at this point?

Matt Dolan - Roth Capital Partners - Analyst

Right.

Jim Hawkins - Natus Medical Incorporated - President, CEO

In doing that calculation I believe it would have been in the range of $0.53 to $0.58.

Matt Dolan - Roth Capital Partners - Analyst

Okay.

Jim Hawkins - Natus Medical Incorporated - President, CEO

Which would have been up from our $0.49 to $0.51 from our last update.

Matt Dolan - Roth Capital Partners - Analyst

That helps. Thank you. A couple questions on the revenue side, then. In terms of guidance Q1 was obviously a lot stronger than we had anticipated. It looks like Q2 — and thanks for the detail there — is relatively flat over Q1. Is there anything going on there that we should be thinking about in terms of seasonality or?

Jim Hawkins - Natus Medical Incorporated - President, CEO

Yes. No, I think what we’ve done, Matt, you know we had one quarter in with Bio-logic, and we obviously in our minds blew the quarter out. It was much better than our expectations. Things are going very well. Is it going to continue? We certainly don’t want to put that into our guidance at this point and expect that we can potentially blow it out again. We have raised our guidance that we think to an appropriate level based upon just having the business under our belts for one quarter, but we feel very good about the way Bio-logic and both the way Natus is performing.

Matt Dolan - Roth Capital Partners - Analyst

Okay. That helps and then just one more. I think you mentioned this, Steve, the cash balance at the end of the quarter.

Steve Murphy - Natus Medical Incorporated - VP Finance, CFO

$10 million.

Matt Dolan - Roth Capital Partners - Analyst

$10 million, okay, thanks a lot guys, appreciate it.

Operator

Dan Owczarski, Belmont Harbor Capital.

Dan Owczarski - Soleil-Belmont Harbor Capital - Analyst

Thanks. Good morning and great quarter guys. Just to go back to the first quarter when you had guided you thought you could do 18.1 to 18.3, I mean how much of that did you think Bio-logic would really contribute if that business ended up doing 9.4 million? And then I guess that Bio-logic’s cannibalizing any of your base business or was there seasonality in your base business or how did that play out in the first quarter here?

Jim Hawkins - Natus Medical Incorporated - President, CEO

Dan, we didn’t give and we don’t really give in the future breakdown of product and/or business by companies, because Natus is now made up of a couple of different companies and as we grow through acquisition it just gets more complex trying to monitor all of that. I can say this, though, that Bio-logic did perform better than we had expected, and Natus performed exceptionally well also.

Dan Owczarski - Soleil-Belmont Harbor Capital - Analyst

Okay, because I guess I’m looking at if you did the Natus like your base legacy business was at around the 10 million compared to previous quarters, if that was a little bit lower or where the real strength was. But it sounds like you were happy with everything.

Jim Hawkins - Natus Medical Incorporated - President, CEO

Yes. I think Dan what as we’ve mentioned before I believe on calls that sometimes looking at the revenue numbers, the shipment numbers always doesn’t tell the true story because we do build backlog. And this quarter we did build backlog. And so we could have built backlog in one of the product lines that on paper now potentially looks like the growth wasn’t there but perhaps the backlog grew. If you can follow that.

Dan Owczarski - Soleil-Belmont Harbor Capital - Analyst

And then as far as Welch Allyn, you announced that partnership I guess during the quarter. It sounds like it is more than just a street distribution agreement. Can you talk anymore about that, about what you guys are doing there and is that kicked in, are they selling product right now?

Jim Hawkins - Natus Medical Incorporated - President, CEO

Sure, you are right, it is more than a distribution agreement. It is a true partnership where we have looked to put a product together the best fits their needs. It has taken place. Units have been shipped. Their sales force has been trained and they are out selling. So we expect to see results in Q2 from that effort.

Dan Owczarski - Soleil-Belmont Harbor Capital - Analyst

Okay, and can you give us any general insight into the economics of how that works with Welch Allyn with the disposables and equipment?

Jim Hawkins - Natus Medical Incorporated - President, CEO

No, that is a part of our partnering agreement that all that data is confidential.

Dan Owczarski - Soleil-Belmont Harbor Capital - Analyst

And then I guess for Steve for 2007 how does all of this effective tax rate and tax rate changes, how does that change in 2007?

Steve Murphy - Natus Medical Incorporated - VP Finance, CFO

I think the core business as it stands now we are looking at probably an effective tax rate in the mid 40s. Once again, it is higher than the statutory rate because there are some expenses running through the financial statements that aren’t deductible for tax purposes which has the impact of increasing the effective tax rate. So I would say that for planning purposes you could look at somewhere in the mid-40s.

Dan Owczarski - Soleil-Belmont Harbor Capital - Analyst

Okay. I guess one last question, is there anything else you can tell us about the shelf registration as far as timing or what you would be targeting?

Jim Hawkins - Natus Medical Incorporated - President, CEO

Dan, we filed the shelf — it was $100 million shelf registration. And we have not communicated the timing of that. It will be I think market conditions really how we are looking as far as lining up acquisition possibilities as we stated in the filing that a lot of the funds would be used for acquisition. So it will be timing driven by those events.

Dan Owczarski - Soleil-Belmont Harbor Capital - Analyst

Okay. Thank you.

Operator

Patrick Winton, Sterne Agee.

Patrick Winton - Sterne Agee & Leach - Analyst

Can we talk about what you are seeing now in terms of pricing for the hearing screening market with your dominant market share now with Bio-logic?

Jim Hawkins - Natus Medical Incorporated - President, CEO

Sure. We do have a market leading position in the hearing screening products, and we have — prices have firmed up for us. We do not report on pricing, but certainly we do expect our average sales price to go up this year and certainly in the following year as well.

Patrick Winton - Sterne Agee & Leach - Analyst

Okay, great. Can we talk a little bit, maybe a little more specifically about how the integration has gone particularly in the neurology area and also in the sleep disorder? What are we seeing there, what kind of feedback are you hearing? What’s going on?

Jim Hawkins - Natus Medical Incorporated - President, CEO

Sure, I will pass that on to Ken Traverso, our VP of worldwide sales and marketing.

Ken Traverso - Natus Medical Incorporated - VP Sales and Marketing

Hi, Patrick. The integration is going as Jim said, ahead of schedule. The teams in the first quarter were very, very focused on trying to close Bio-logic business and make sure that as the integration occurred nothing fell through the cracks. And that is basically on the domestic side. Internationally the teams have come together and are selling across the line to the distribution partners. Bio-logic’s international business wasn’t quite as large as ours, but now as an integrated team they are working very well together.

Patrick Winton - Sterne Agee & Leach - Analyst

Okay, and then what is left in terms of completing the integration? What else do we have — what is really left there?

Jim Hawkins - Natus Medical Incorporated - President, CEO

I think on the engineering side we are continuing to do work there as we look at next generation products and things of that nature. But other than that, things are pretty well set.

Patrick Winton - Sterne Agee & Leach - Analyst

Okay, guys. Keep up the good work.

Operator

Joshua Zable, Natexis.

Joshua Zable - Natexis Bleichroeder - Analyst

Good morning guys. Just a couple quick housekeeping questions. Can you screen U.S. and out of U.S. again for me, Steve?

Steve Murphy - Natus Medical Incorporated - VP Finance, CFO

I didn’t hear the question, sorry.

Joshua Zable - Natexis Bleichroeder - Analyst

Can you break out U.S. and out-U.S. revenues, international revenues and U.S. revenues?

Steve Murphy - Natus Medical Incorporated - VP Finance, CFO

I thought I did. The domestic revenue was $14 million, and international revenue was $5.4 million.

Joshua Zable - Natexis Bleichroeder - Analyst

And then can you break out within the U.S. the devices and disposable number?

Steve Murphy - Natus Medical Incorporated - VP Finance, CFO

In the U.S. devices and systems was 35% of total revenue.

Joshua Zable - Natexis Bleichroeder - Analyst

I can figure out the rest. As far as the Bio-logic acquisition, have you guys realized any sort of cost savings yet, or is that sort of incorporated in this quarter’s numbers or will we see that on a go forward basis?

Jim Hawkins - Natus Medical Incorporated - President, CEO

Yes, Joshuaua, we have certainly benefited from some cost savings and synergies of the combining of the two companies. I would say the vast majority of those are behind us, although we will still be able to reap some benefit in future quarters.

Joshua Zable - Natexis Bleichroeder - Analyst

Okay. And then given sort of this tax issue so to speak, should we expect any additional spending related to getting this just kind of clarifying this?

Jim Hawkins - Natus Medical Incorporated - President, CEO

No, I don’t think of anything, nothing that will be meaningful at all. (multiple speakers)

Joshua Zable - Natexis Bleichroeder - Analyst

All right. That’s pretty much it.

Steve Murphy - Natus Medical Incorporated - VP Finance, CFO

Joshua, I just want to correct one thing I just said. The number on my schedule was not correct. The devices and systems revenue on the domestic side was 49% of the total.

Joshua Zable - Natexis Bleichroeder - Analyst

Okay, great. Thanks very much.

Operator

(OPERATOR INSTRUCTIONS) David Nierenberg, Nierenberg Investment Management

David Nierenberg - Nierenberg Investment Management - Analyst

Good morning, guys. Congratulations on a very nice operating result in your first quarter as a merged company.

Jim Hawkins - Natus Medical Incorporated - President, CEO

Thanks, David.

David Nierenberg - Nierenberg Investment Management - Analyst

I was wondering if you can give us some qualitative feelings about your ability to retain the sales force of the merged company, your ability to retain customers, your ability to penetrate customers, your ability to have the sales force carry both sets of products and a general sense of your assessment of the prospects for your ability to market the Bio-logics products both domestically and in foreign markets.

Jim Hawkins - Natus Medical Incorporated - President, CEO

Wow, David, that’s a lot of questions there.

David Nierenberg - Nierenberg Investment Management - Analyst

Well I’d rather talk about that than taxes.

Jim Hawkins - Natus Medical Incorporated - President, CEO

We will try to do the best we can there. Certainly on the sales force side things have come together very well. Virtually all of the teams have come together, and I think if you look at the combined company I think we’ve had one turnover from the beginning of the year, which is sort of typical in a sales force of that size. You typically turn your sales force people about 20% a year, so it has come together very, very well. Let’s see, some of the other questions, as far as being able to penetrate new customers, I think certainly being able to offer a full product line on the hearing screening side has certainly benefited customers. And on the EEG and sleep/neuro side I think that we strongly believe that it has been a big benefit that the amount of face time that Bio-logic products are now getting in front of physicians has probably doubled. Which we think and we’ve seen already, but we think we will continue to have strong benefits in the future. I am trying to remember what else you asked there David.

David Nierenberg - Nierenberg Investment Management - Analyst

I wanted to get a sense also for your ability to use your international distribution channels and sales forces to sell the Bio-logic products.

Jim Hawkins - Natus Medical Incorporated - President, CEO

Sure. That’s a good question. We certainly are able to do that. And what else it has done and what we think it will continue to do is it will take confusion away from the market. By having one sales force or one distribution channel coming in and representing a wide variety of products we can sit and logically explain the positive and benefits of each product for which applications and the budgeting of the countries as far as their hearing screening program which is the most appropriate product line. Because of this we think it will expedite the process for countries developing and implementing hearing screening systems.

David Nierenberg - Nierenberg Investment Management - Analyst

Very good. Last question is this, I don’t think anybody said anything in the call yet this morning about neoBLUE and I wonder if you guys can give us an update on how your penetration is doing there and on how the new products like cozy are doing.

Jim Hawkins - Natus Medical Incorporated - President, CEO

On the neoBLUE front that product line has continued to do very well for us, David. It grew very, very fast for last year. In the first quarter we had revenues of approximately about $1.1 million. As far as the Cozy, we have launched the Cozy. It is on a limited basis. We are very positive on that product line; for people that don’t know, that is the under baby phototherapy device rather than having the lights on top it is something the babies can lay on and we think it opens up a couple of different markets for us. One is that the phototherapy can now go home with a mother and baby, which we think is a real benefit of having to bring the baby back to the hospital as jaundice is the number one cause for babies to be readmitted. And then two, when there is phototherapy going on at the hospital it can now be done at the mom’s bedside which we think again is just better for all involved. So we think it has a chance of not only changing the market but expanding the market into these new applications.

David Nierenberg - Nierenberg Investment Management - Analyst

Thank you, Jim.

Operator

(OPERATOR INSTRUCTIONS) Kevin Kotler, with (indiscernible).

Kevin Kotler Analyst

Good morning. Great quarter. I was just curious regarding the hearing and the relationship you have with Welch Allyn, is there — I guess if you think more broader in the hearing space — is there opportunities to pursue — I’m not sure if hearing aids, etc. would be a natural fit, but I know that there is a huge issue related to the retail chain and going direct. It has always been something that has been rumored with J&J, etc. But I just wanted to get your take on that.

Jim Hawkins - Natus Medical Incorporated - President, CEO

We’re not in the hearing aid business. The potential opportunity for us in hearing aids of course is would be to develop products that are for hearing aid fitting which is really a very big potential opportunity actually in that hearing aids, one of the difficult things is getting certainly the right frequencies and fit on a patient by patients basis. And we are actually doing some work in that area to look into a hearing aid fitting diagnostic product line but certainly not in hearing aids at this time. Those are typically dominated by the big companies, and we are not — we don’t have any thoughts at this time of entering that market.

Kevin Kotler Analyst

Thank you.

Operator

Sir, we have no further questions at this time.

Jim Hawkins - Natus Medical Incorporated - President, CEO

I would like to thank everyone for participating in our first quarter 2006 conference call with the combination of Natus and Bio-logic. We are very pleased with our results and look forward to a very exciting 2006. Thanks again.

Operator

Ladies and gentlemen, we thank you for your participation in today’s conference. This concludes your presentation, and you may now disconnect.